EXHIBIT 9
Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Attn: Gerald P. Plush
Warburg Pincus Private Equity X, L.P.
450 Lexington Avenue
New York, New York 10017
Attn: Daniel Zilberman
                    October 15, 2009
Ladies and Gentlemen:
          Reference is hereby made to the Investment Agreement, dated as of July 27, 2009 (the “Investment Agreement”), between Webster Financial Corporation, a Delaware corporation (the “Company”) and Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (the “WP Private Equity X”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Investment Agreement.
          The undersigned, a Delaware limited partnership and affiliate of WP Private Equity X (“WP X Partners,” and together with WP Private Equity X, “WP X”), was formed for the purpose of making private equity and related investments on a side-by-side basis with WP Private Equity X in accordance with the terms and conditions of its constituent documents. Pursuant to the terms of certain agreements between WP Private Equity X and WP X Partners, investments are allocated to each entity pro rata based on aggregate commitments of each entity’s respective limited partners, resulting in investments being allocated, as of July 27, 2009, 96.9% to WP Private Equity X and 3.1% to WP X Partners. Accordingly, on the First Closing Date, the Company issued 4,024,600 shares of Common Stock to WP X, 3,899,837 shares were issued directly to WP Private Equity X and 124,763 shares were issued directly to WP X Partners. In addition, pursuant to the terms of certain agreements between WP Private Equity X and WP X Partners, a portion of the (i) shares of Common Stock and (ii) shares of Series C Stock, in each case of (i) and (ii), that are Second Closing Securities, that WP Private Equity X has the right to purchase under Section 1.2(b)(2) of the Investment Agreement are being assigned to WP X Partners as set forth below. This letter agreement (this “Letter Agreement”) confirms the mutual understanding and agreement of the parties hereto with respect to the Investment Agreement and the transactions contemplated hereby.
          1. WP X Partners hereby acknowledges and agrees that, by execution of this Letter Agreement, WP X Partners shall be bound by the terms of the Investment Agreement as an “Investor” thereunder with all of the rights and obligations thereof as if it had been an original party thereto. The parties hereby acknowledge and agree that WP X Partners shall be included in the term “Investor” for purposes of the Investment Agreement, and further acknowledge and agree that nothing in this Letter Agreement shall relieve WP Private Equity X of any of its obligations under the Investment Agreement.
          2. The parties hereby agree and acknowledge that the shares of Common Stock and Series C Stock to be issued by the Company to the Investor pursuant to Section 1.2(b)(2) of the Investment Agreement, shall be issued as follows: (a) to WP Private Equity X, 2,924,829 shares of Common Stock and 43,188 shares of Series C Stock and (b) to WP X Partners, 93,571 shares of Common Stock and 1,382 shares of Series C Stock. Further, the parties hereby agree and acknowledge that if and when WP Private Equity X exercises any of the A-Warrant, Series 1, A-Warrant, Series 2, B-Warrant, Series 1 or B-Warrant, Series 2 for shares of Common Stock or Series C Stock, as applicable, such shares of Common Stock or Series C Stock shall be issued such that (a) 96.9% of the aggregate number of such shares of Common Stock or Series C Stock are issued to WP Private Equity X and (b) 3.1% of the aggregate number of such shares of Common Stock or Series C Stock are issued to WP X Partners.
          3. For the avoidance of doubt, the parties hereby agree and acknowledge that any shares of Common Stock issued to WP X Partners in connection with the First Closing or the Second Closing (counting as shares of Common Stock owned by WP X Partners all shares of Common Stock into which shares of any Preferred Stock owned by WP X Partners are directly or indirectly convertible into) shall be counted toward the aggregate number of shares of Common Stock owned by WP Private Equity X for the purpose of determining the percentage of the outstanding shares of Common Stock owned by WP Private Equity X under Sections 3.3(a), 4.3(a), 4.4(a) and 4.4(d) of the Investment Agreement.

          4. Any notice, request, instruction or other document to be given to WP X Partners as an “Investor” under the Investment Agreement, pursuant to Section 6.7 of the Investment Agreement, should be made to the following address:
Warburg Pincus X Partners, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, New York 10017-3140
Attn: Daniel Zilberman
Facsimile: (212) 716-8626
          5. The provisions of Sections 6.4, 6.5 and 6.6 of the Investment Agreement shall apply mutatis mutandis to this Letter Agreement.
[Signature page follows]

          If the foregoing accurately reflects your understanding and agreement, please acknowledge the same by signing this Letter Agreement where indicated below and returning to us a copy of this letter.

Sincerely,

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X L.P., its general partner
By:	Warburg Pincus X LLC, its general partner
By:	Warburg Pincus Partners LLC, its sole member
By:	Warburg Pincus & Co., its managing member

By:	/s/ David Coulter
Name: David Coulter
Title: Partner
Acknowledged and agreed,
as of October 15, 2009.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
Name: James C. Smith
Title: Chairman and Chief Executive Officer

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:	Warburg Pincus X L.P., its general partner
By:	Warburg Pincus X LLC, its general partner
By:	Warburg Pincus Partners LLC, its sole member
By:	Warburg Pincus & Co., its managing member

By:	/s/ David Coulter
Name: David Coulter
Title: Partner